INVESTMENT SUB-ADVISORY AGREEMENT

Between

T. ROWE PRICE ASSOCIATES, INC.

and

T. ROWE PRICE JAPAN, INC.

 This INVESTMENT SUB-ADVISORY AGREEMENT (“Agreement”), is dated as of May 1, 2022 and entered into by and between T. Rowe Price Associates, Inc. (the “Adviser”), a corporation organized and existing under the laws of the State of Maryland, United States of America with its principal office at 100 East Pratt Street, Baltimore, Maryland 21202, United States and T. Rowe Price Japan, Inc. (the “Subadviser” or “TRP Japan”), a subsidiary of the Adviser and a private company organized and existing under the laws of Japan with its principal office at 1-9-2 Marunouchi, Chiyoda-ku, Tokyo, Japan, with respect to each Fund (as defined below) set forth on Schedule 1 as of the date indicated thereof, as it may be amended from time to time.

 WHEREAS, the Adviser has entered into an Investment Management Agreement as may be amended or restated with each corporation (the “Company”) on behalf of itself or its series (each a “Fund” and collectively, the “Funds”), as set forth on Schedule 1 (each, an “Advisory Agreement”);

 WHEREAS, each Fund is a separate series of the Company and is engaged in business as an open-end investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”);

WHEREAS, the Adviser is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”);

WHEREAS, the Subadviser is registered with the SEC as an investment adviser under the Advisers Act and is also registered with the Japan Financial Services Agency to carry out investment management business and investment advisory and agency business;

WHEREAS, the Subadviser currently furnishes certain investment advisory services to the Adviser and each Fund pursuant to an Investment Subadvisory Agreement by and between the Adviser and the Subadviser which will terminate upon the effective date of this Agreement; and

WHEREAS, the Adviser desires to retain the Subadviser to continue to furnish certain investment advisory services to the Adviser and each Fund pursuant to this Agreement, and the Subadviser is willing to furnish such services.

NOW, THEREFORE, in consideration of the premises and mutual promises herein set forth, the parties hereto agree as follows:

1. Appointment. Adviser hereby appoints the Subadviser to furnish certain investment advisory services with respect to each Fund for the period and on the terms set forth in this Agreement. The Subadviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2. Duties of the Subadviser.

 A. Investment Sub-advisory Services. Subject to the supervision of the applicable Company’s Board of Directors (“Board”) and the Adviser, the Subadviser shall act as the investment subadviser and shall supervise and direct the investments of each Fund specified by the Adviser from time to time in accordance with the Fund’s investment objectives, policies, and restrictions as provided in the Fund’s Prospectus and Statement of Additional Information, as currently in effect and as amended or supplemented from time to time (hereinafter referred to as the “Prospectus”), and such other limitations as the Fund or Adviser may impose by notice in writing to the Subadviser. The Subadviser shall obtain and evaluate such information relating to the economy, industries, businesses, securities markets, and securities as it may deem necessary or useful in the discharge of its obligations hereunder and shall formulate and implement a continuing program for the management of the assets and resources of each Fund allocated to the Subadviser in a manner consistent with the Fund’s investment objective(s), policies, and restrictions. In furtherance of this duty, Subadviser, on behalf of each Fund is authorized to:

  (1) make discretionary investment decisions to buy, sell, exchange, convert, lend, and otherwise trade in any stocks, bonds, and other securities or assets;

  (2) place orders and negotiate the commissions for the execution of transactions in securities or other assets with or through such brokers, dealers, underwriters or issuers as the Subadviser may select or instruct the Affiliated Trading Desk (as defined below) to do so on behalf of the Subadviser, as applicable;

  (3) vote proxies, exercise conversion or subscription rights, and respond to tender offers and other consent solicitations with respect to the issuers of securities in which Fund assets may be invested provided such materials have been forwarded to the Subadviser in a timely fashion by the Fund’s custodian;

  (4) maintain all or part of the Fund’s uninvested assets in short-term income producing instruments for such periods of time as shall be deemed reasonable and prudent by the Subadviser, including, but not limited to, any internal money market and short-term bond funds available for use only by clients of the Adviser and certain of its affiliates for short-term investments;

  (5) instruct the Fund’s custodian to deliver for cash received, securities or other cash and/or securities instruments sold, exchanged, redeemed or otherwise disposed of from the Fund, and to pay cash for securities or other cash and/or securities instruments delivered to the custodian and/or credited to the Fund upon acquisition of the same for the Fund;

  (6) generally, perform any other act necessary to enable the Subadviser to carry out its obligations under this Agreement or as agreed upon with the Adviser.

The Adviser agrees that Subadviser may delegate trading execution and related reporting functions to the trading desk of an affiliate (“Affiliated Trading Desk”).

 B. Personnel, Office Space, and Facilities of the Subadviser. The Subadviser at its own expense shall furnish or provide and pay the cost of such office space, office equipment, office personnel, and office services as it requires in the performance of its investment advisory and other obligations under this Agreement.

 C. Further Duties of the Subadviser. In all matters relating to the performance of this Agreement, the Subadviser shall act in conformity with the applicable Company’s Articles of Incorporation, By-Laws, and currently effective Registration Statement (as defined below) and with the written instructions and directions of the applicable Board and the Adviser, and shall comply with the requirements of the 1940 Act, the Advisers Act, the rules thereunder, and any other applicable U.S., state or foreign laws and regulations.

3. Compensation. For the services provided and the expenses assumed by the Subadviser pursuant to this Agreement, the Adviser may pay the Subadviser an investment management fee, if any, up to, but not more than 60% of the management fee paid to the Adviser under its Advisory Agreement with a Fund.

4. Duties of the Adviser.

 A. The Adviser shall continue to have responsibility for all services to be provided to each Fund pursuant to the applicable Advisory Agreement other than those delegated to the Subadviser and shall oversee and review the Subadviser’s performance of its duties under this Agreement.

 B. The Adviser has furnished the Subadviser with copies of each of the following documents with respect to each Company and Fund and will furnish to the Subadviser at its principal office all future amendments and supplements to such documents, if any, as soon as practicable after such documents become available:

  (1) The Articles of Incorporation of the Company, as amended from time to time and as filed with the Maryland State Department of Assessments and Taxation, as in effect on the date hereof and as amended from time to time (“Articles”);

  (2) The By-Laws of the Company as in effect on the date hereof and as amended from time to time (“By-Laws”);

  (3) Certified resolutions of the Board authorizing the appointment of the Adviser and the Subadviser and approving the form of the Advisory Agreement and this Agreement;

  (4) The Company’s Registration Statement under the 1940 Act and the Securities Act of 1933, as amended, on Form N-1A, as filed with the SEC relating to the Fund and its shares and all amendments thereto (“Registration Statement”);

  (5) The Notification of Registration of the Company under the 1940 Act on Form N-8A as filed with the SEC and any amendments thereto;

  (6) The Fund’s Prospectus (as previously defined); and

  (7) A certified copy of any financial statement or report prepared for the Fund by certified or independent public accountants, and copies of any financial statements or reports made by the Fund to its shareholders or to any governmental body or securities exchange.

The Adviser shall furnish the Subadviser with any further documents, materials or information that the Subadviser may reasonably request to enable it to perform its duties pursuant to this Agreement.

5. Brokerage.

 A. The Subadviser agrees that, in placing orders with broker-dealers for the purchase or sale of portfolio securities, it shall attempt (or instruct the Affiliated Trading Desk to do so, as applicable) to obtain best execution at competitive commission rates; provided that, on behalf of each Fund, the Subadviser or the Affiliated Trading Desk, as applicable, may, in its discretion and consistent with its fiduciary duty, agree to pay a broker-dealer that furnishes brokerage, execution or research services as such services are defined under Section 28(e) of the Securities Exchange Act of 1934, as amended (“1934 Act”), a higher commission than that which might have been charged by another broker-dealer for effecting the same transactions, if the Subadviser or the Affiliated Trading Desk, as applicable determines in good faith that such commission is reasonable in relation to the brokerage, execution and research services provided by the broker-dealer, viewed in terms of either that particular transaction or the overall responsibilities of the Subadviser with respect to the accounts as to which it exercises investment discretion (as such term is defined under Section 3(a)(35) of the 1934 Act). In no instance will portfolio securities be purchased from or sold to the Subadviser, or any affiliated person thereof, except in accordance with the federal securities laws and the rules and regulations thereunder. It is understood by the parties hereto that best execution is evaluated based on various factors, including but not limited to, commission costs.

 B. On occasions when the Subadviser deems the purchase or sale of a security to be in the best interest of a Fund as well as other clients of the Subadviser, the Subadviser or the Affiliated Trading Desk, as applicable, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser or the Affiliated Trading Desk in the manner the Subadviser or the Affiliated Trading Desk considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to its other clients.

6. Ownership of Records. The Subadviser shall maintain all books and records required to be maintained by it pursuant to the 1940 Act and the rules and regulations promulgated thereunder with respect to transactions on behalf of a Fund. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Subadviser hereby agrees (i) that all records that it maintains for a Fund are the property of the applicable Company, (ii) to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any records that it maintains for the applicable Company and that are required to be maintained by Rule 31a-1 under the 1940 Act, and (iii) agrees to surrender promptly to the applicable Company any records that it maintains for the Company upon request by the Company; provided, however, the Subadviser may retain copies of such records.

7. Reports. The Subadviser shall furnish to each Board or the Adviser, or both, as appropriate, such information, reports, evaluations, analyses and opinions as the Subadviser and the Board or the Adviser, as appropriate, may mutually agree upon from time to time.

8. Services to Others Clients. Nothing contained in this Agreement shall limit or restrict (i) the freedom of the Subadviser, or any affiliated person thereof, to render investment management and corporate administrative services to other investment companies, to act as investment manager or investment counselor to other persons, firms, or corporations, or to engage in any other business activities, or (ii) the right of any director, officer, or employee of the Subadviser, who may also be a director, officer, or employee of the Company, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

9. The Subadviser’s Use of the Services of Others. The Subadviser may (at its cost except as contemplated by Paragraph 5 of this Agreement) employ, retain, or otherwise avail itself of the services or facilities of other persons or organizations, including affiliates of the Subadviser, for the purpose of providing the Subadviser or the Adviser or the applicable Company or Fund, as appropriate, with such statistical and other factual information, such advice regarding economic factors and trends, such advice as to occasional transactions in specific securities, or such other information, advice, or assistance as the Subadviser may deem necessary, appropriate, or convenient for the discharge of its obligations hereunder or otherwise helpful to the

Adviser or the Company or the Fund, as appropriate, or in the discharge of its overall responsibilities with respect to the other accounts that it serves as investment manager or counselor.

10. Limitation of Liability of the Subadviser. Neither the Subadviser nor any of its officers, directors, or employees, nor any person performing executive, administrative, trading, or other functions for the applicable Company, the applicable Fund (at the direction or request of the Subadviser) or the Subadviser in connection with the Subadviser’s discharge of its obligations undertaken or reasonably assumed with respect to this Agreement, shall be liable for (i) any error of judgment or mistake of law or for any loss suffered by the Company or Fund or (ii) any error of fact or mistake of law contained in any report or data provided by the Subadviser, except for any error, mistake or loss resulting from willful misfeasance, bad faith, or gross negligence in the performance of its or his duties on behalf of the Company or Fund or from reckless disregard by the Subadviser or any such person of the duties of the Subadviser pursuant to this Agreement.

11. Representations of the Subadviser. The Subadviser represents, warrants, and agrees as follows:

 A. The Subadviser: (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or other applicable law or regulation from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal, state or foreign law requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will immediately notify the Adviser of the occurrence of any event that would disqualify the Subadviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

 B. The Subadviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and, a compliance program complying with the requirements of Rule 206(4)-7 under the Advisers Act, and if it has not already done so, will provide the Adviser and each Company with a copy of such code of ethics and its compliance policies and procedures, together with evidence of its adoption.

 C. The Subadviser has provided the Adviser and the Company with a copy of its Form ADV as most recently filed with the SEC and will, promptly after filing any amendment to its Form ADV with the SEC, furnish a copy of such amendment to the Adviser.

12. Representation of the Adviser. The Adviser represents that it is (i) registered with the SEC as an investment adviser under the Advisers Act; and (ii) a professional investor (tokutei-toushika) within the meaning given in the Financial Instruments and Exchange Act (Law No 25 of 1948, as amended).

13. Term of Agreement. This Agreement shall become effective for a Fund upon the date set forth on Schedule 1, provided that this Agreement shall not take effect unless it has first been approved by a vote of a majority of those directors of the applicable Company who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. Unless sooner terminated as provided herein, this Agreement shall continue in effect for a Fund through April 30 of the following year. Thereafter, this Agreement shall continue in effect from year to year, with respect to the applicable Fund, subject to the termination provisions and all other terms and conditions hereof, so long as such continuation shall be specifically approved at least annually (a) by either the applicable Board, or by vote of a majority of the outstanding voting securities of the Fund; (b) in either event, by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the directors of the applicable Company who are not parties to this Agreement or interested persons of any such party; and (c) the Subadviser shall not have notified the Company, in writing, at least 60 days prior to such approval that it does not desire such continuation. The Subadviser shall furnish to the applicable Company, promptly upon its request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal, or amendment hereof.

14. Termination of Agreement. Notwithstanding the foregoing, this Agreement may be terminated with respect to a Fund at any time, without the payment of any penalty, by vote of the applicable Board or by a vote of a majority of the outstanding voting securities of the Fund on at least 60 days’ prior written notice to the Subadviser. This Agreement may also be terminated by the Adviser: (i) on at least 60 days’ prior written notice to the Subadviser, without the payment of any penalty; (ii) upon material breach by the Subadviser of any of the representations and warranties set forth in Paragraph 11 of this Agreement, if such breach shall not have been cured within a 20-day period after notice of such breach; or (iii) if the Subadviser becomes unable to discharge its duties and obligations under this Agreement. The Subadviser may terminate this Agreement with respect to a Fund at any time, without the payment of any penalty, on at least 60 days’ prior notice to the Adviser and the Fund. This Agreement shall terminate automatically in the event of its assignment or upon termination of the Advisory Agreement.

15. Amendment of Agreement. This Agreement shall automatically and immediately terminate in the event of its assignment. No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought, and no material amendment of this Agreement shall be effective except as permitted by law including, if required by the 1940 Act, being approved by vote of a majority of the applicable Fund’s outstanding voting securities. Schedule 1 to this Agreement may be modified from time to time including to add or remove Funds upon approval of the applicable Board.

16. Miscellaneous.

 A. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Maryland without giving effect to the conflicts of laws principles thereof and the 1940 Act. To the extent that the applicable laws of the State of Maryland conflict with the applicable provisions of the 1940 Act, the latter shall control.

 B. Captions. The captions contained in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

 C. Entire Agreement. This Agreement represents the entire agreement and understanding of the parties hereto and shall supersede any prior agreements between the parties relating to the subject matter hereof, and all such prior agreements shall be deemed terminated upon the effectiveness of this Agreement.

 D. Interpretation. Nothing herein contained shall be deemed to require a Company to take any action contrary to its Articles or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the applicable Board of its responsibility for and control of the conduct of the affairs of the applicable Fund.

 E. Counterparts; Electronically Transmitted Documents and Signatures. The parties may execute this Agreement in one or more counterparts, each of which are deemed an original and all of which together constitute one and the same instrument. The parties may deliver this Agreement, including signature pages, by original or digital signatures, or facsimile or emailed PDF transmissions, and the parties hereby adopt any documents so received as original and having the same effect as physical delivery of paper documents bearing the original signature.

 F. Definitions. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations, or orders of the SEC validly issued pursuant to the Act. As used in this Agreement, the terms “majority of the outstanding voting securities,” “affiliated person,” “interested person,” “assignment,” broker,” “investment adviser,” “net assets,” “sale,” “sell,” and “security” shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the SEC by any rule, regulation, or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of the date and year first above written.

Attest: /s/Kathryn L. Reilly ______________________________________ Kathryn L. Reilly Assistant Secretary	T. ROWE PRICE ASSOCIATES, INC. /s/Fran Pollack-Matz By: ______________________________________ Fran Pollack-Matz Vice President

Attest: /s/Etsuko Yamazaki ______________________________________ Etsuko Yamazaki Vice President	T. ROWE PRICE JAPAN, INC. /s/Kiyoko Takagi By: ______________________________________ Kiyoko Takagi Vice President

SCHEDULE 1

As of May 1, 2022

Corporation Name	Fund Name	Date of Advisory Agreement	Effective Date of Sub-Advisory Agreement
T. Rowe Price Global Allocation Fund, Inc.	T. Rowe Price Global Allocation Fund	March 5, 2013	May 1, 2022
T. Rowe Price International Funds, Inc.	T. Rowe Price International Discovery Fund	December 31, 2010	May 1, 2022
T. Rowe Price International Funds, Inc.	T. Rowe Price Japan Fund	December 31, 2010	May 1, 2022
T. Rowe Price Real Assets Fund, Inc.	T. Rowe Price Real Assets Fund	December 1, 2011	May 1, 2022

AMENDMENT TO

INVESTMENT SUB-ADVISORY AGREEMENT

Between

T. ROWE PRICE ASSOCIATES, INC.

and

T. ROWE PRICE JAPAN, INC.

 This Amendment (the “Amendment”) to the Investment Sub-Advisory Agreement (the “Agreement”) is made as of the 30th day of April, 2024, by and between T. Rowe Price Associates, Inc. (the “Adviser”), a corporation organized and existing under the laws of the State of Maryland, United States of America, and T. Rowe Price Japan, Inc. (the “Subadviser” or “TRP Japan”), a subsidiary of the Adviser and a private company organized and existing under the laws of Japan with its principal office at 1-9-2 Marunouchi, Chiyoda-ku, Tokyo, Japan, with respect to each corporation, on behalf of itself or its series (each, a “Fund” and collectively, the “Funds”) set forth on Schedule 1 as of the date indicated thereof, as it may be amended from time to time.

W I T N E S S E T H:

 WHEREAS, the parties hereto entered into the Agreement dated as of May 1, 2022;

 WHEREAS, the parties hereto desire to remove the T. Rowe Price Real Assets Fund from the Agreement;

 NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1. Schedule 1 to the Agreement is hereby replaced with Schedule 1 attached hereto.

2. All other terms and conditions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of the date and year first above written.

Witness: /s/Kathryn L. Reilly ______________________________________ Kathryn L. Reilly Assistant Secretary	T. ROWE PRICE ASSOCIATES, INC. /s/Brian R. Poole By: ______________________________________ Brian R. Poole Vice President

Witness: /s/Etsuko Yamazaki ______________________________________ Etsuko Yamazaki Vice President	T. ROWE PRICE JAPAN, INC. /s/Kiyoko Takagi By: ______________________________________ Kiyoko Takagi Vice President

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SCHEDULE 1

As of April 30, 2024

Fund Name	Corporation Name	Date of Advisory Agreement	Effective Date of Sub-Advisory Agreement
T. Rowe Price Global Allocation Fund	T. Rowe Price Global Allocation Fund, Inc.	March 5, 2013	May 1, 2022
T. Rowe Price International Discovery Fund	T. Rowe Price International Funds, Inc.	December 31, 2010	May 1, 2022
T. Rowe Price Japan Fund	T. Rowe Price International Funds, Inc.	December 31, 2010	May 1, 2022

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AMENDMENT TO

INVESTMENT SUB-ADVISORY AGREEMENT

Between

T. ROWE PRICE ASSOCIATES, INC.

and

T. ROWE PRICE JAPAN, INC.

 This Amendment (the “Amendment”) to the Investment Sub-Advisory Agreement (the “Agreement”) is made as of the March 31, 2025, by and between T. Rowe Price Associates, Inc. (the “Adviser”), a corporation organized and existing under the laws of the State of Maryland, United States of America, and T. Rowe Price Japan, Inc. (the “Subadviser” or “TRP Japan”), a subsidiary of the Adviser and a private company organized and existing under the laws of Japan with its principal office at 1-9-2 Marunouchi, Chiyoda-ku, Tokyo, Japan, with respect to each corporation, on behalf of itself or its series (each, a “Fund” and collectively, the “Funds”) set forth on Schedule 1 as of the date indicated thereof, as it may be amended from time to time.

W I T N E S S E T H:

 WHEREAS, the parties hereto entered into the Agreement dated as of May 1, 2022;

 WHEREAS, the parties hereto desire to change the principal office address of the Adviser from 100 East Pratt Street, Baltimore, Maryland 21202 to the new address of 1307 Point Street, Baltimore, MD 21231;

 NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1. There are no changes to Schedule 1 dated April 30, 2024.

2. All other terms and conditions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their respective officers thereunto duly authorized, as of the date and year first above written.

WITNESS:	T. ROWE PRICE ASSOCIATES, INC.
/s/Kathryn L. Reilly _____________________________________ Kathryn L. Reilly Assistant Secretary	/s/Fran Pollack-Matz By: _____________________________________ Fran Pollack-Matz Vice President

WITNESS:	T. ROWE PRICE JAPAN, INC.
/s/Etsuko Yamazaki _____________________________________ Etsuko Yamazaki Vice President	/s/Kiyoko Takagi By: _____________________________________ Kiyoko Takagi Vice President

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SCHEDULE 1

As of April 30, 2024

Fund Name	Corporation Name	Date of Advisory Agreement	Effective Date of Sub-Advisory Agreement
T. Rowe Price Global Allocation Fund	T. Rowe Price Global Allocation Fund, Inc.	March 5, 2013	May 1, 2022
T. Rowe Price International Discovery Fund	T. Rowe Price International Funds, Inc.	December 31, 2010	May 1, 2022
T. Rowe Price Japan Fund	T. Rowe Price International Funds, Inc.	December 31, 2010	May 1, 2022

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